Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS AT SEPTEMBER 30, 2004

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2004 of $2,672,000, representing earnings per share of $1.74. Net interest income increased 6.7% during the first three quarters of 2004 versus the same period in 2003. In addition, dividends declared year to date increased 6.2% over the same period last year to $.69 per share. Dimeco, Inc. stock traded at $35.50 per share at September 30, 2004, an increase of 12.6% over the stock price one year earlier.

The Company continued to experience growth with total assets increasing $23,471,000 or 7.9% to $321,554,000 from September 30, 2003 to September 30, 2004. Return on average stockholders’ equity and return on average assets were 12.64% and 1.16%, respectively, at September 30, 2004.

Gary C. Beilman, EVP and CEO, stated, “I am happy to present Dimeco’s results of operations for the nine months ended September 30, 2004. Our growth is evident in that both loans and deposits are up. Loan quality continues to improve with delinquency under 1% and non-performing assets to total assets improving a significant 59.3% to end the quarter at .44%. During the next quarter we anticipate increased activity from our Title Insurance entity and our Investments Department. Additionally, we will continue to bring the best value to our customers and the community when we open our fifth community office in Dingmans Ferry later this fall. All are welcome to share in our Grand Opening Celebrations.”

The Dime Bank serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with a Trust Department and an Investments and Financial Services Department. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. / September 20, 2004

Contact: Deborah Unflat-Petroski, Marketing Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except per share)	2004	2003		2004	2003
Interest Income
Interest and fees on loans	$3,564	$3,281		$10,110	$9,639
Investment securities	483	555		1,473	1,851
Other	4	2		19	21

Total interest income	4,051	3,838		11,602	11,511

Interest Expense
Deposits	976	1,074		2,927	3,354
Short-term borrowings	35	28		89	88
Other borrowed funds	99	55		175	187

Total interest expense	1,110	1,157		3,191	3,629

Net Interest Income	2,941	2,681		8,411	7,882

Provision for loan losses	261	230		1,126	680

Net Interest Income After Provision for Loan Losses	2,680	2,451		7,285	7,202

Noninterest Income	694	700		2,096	1,881

Noninterest Expense
Salaries and employee benefits	973	913		2,880	2,581
Other expense	898	819		2,645	2,379

Total noninterest expense	1,871	1,732		5,525	4,960

Income before income taxes	1,503	1,419		3,856	4,123
Income taxes	465	399		1,184	1,257

NET INCOME	$1,038	$1,020		$2,672	$2,866

Earnings per Share - basic	$0.67	$0.68	*	$1.74	$1.90	*

Earnings per Share - diluted	$0.65	$0.63	*	$1.67	$1.83	*

Average shares outstanding - basic	1,538,727	1,513,312	*	1,534,681	1,512,860	*
Average shares outstanding - diluted	1,599,004	1,625,430	*	1,599,977	1,571,812	*

*	Adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

September 30,	2004	2003
(in thousands)
Assets
Cash and due from banks	$7,563	$10,020
Interest-bearing deposits in other banks	33	16
Federal funds sold	5,712	4,250

Total cash and cash equivalents	13,308	14,286

Mortgage loans held for sale	548	892
Investment securities available for sale	43,846	54,086
Investment securities held to maturity (market value of $220 and $232)	198	197

Loans (net of unearned income of $675 and $763)	252,512	219,260
Less allowance for loan losses	3,314	3,103

Net loans	249,198	216,157

Premises and equipment	5,159	4,249
Bank-owned life insurance	5,018	4,807
Accrued interest receivable	1,210	1,285
Other assets	3,069	2,124

TOTAL ASSETS	$321,554	$298,083

Liabilities
Deposits :
Noninterest-bearing	$32,247	$29,252
Interest-bearing	237,820	230,400

Total deposits	270,067	259,652

Short-term borrowings	10,915	9,105
Other borrowed funds	9,845	1,000
Accrued interest payable	513	631
Other liabilities	1,429	1,165

TOTAL LIABILITIES	292,769	271,553

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,541,494 and 758,855 shares issued	771	379
Capital surplus	4,174	3,796
Retained earnings	23,649	21,793
Accumulated other comprehensive income	191	595
Treasury stock, at cost (520 shares)	—	(33)

TOTAL STOCKHOLDERS’ EQUITY	28,785	26,530

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$321,554	$298,083

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)	2004		2003		% Increase (decrease)
Performance for the nine months ended September 30,
Interest income	$11,602		$11,511		0.8%
Interest expense	$3,191		$3,629		-12.1%
Net interest income	$8,411		$7,882		6.7%
Net income	$2,672		$2,866		-6.8%

Shareholders’ Value (per share)
Net income - basic	$1.74		$1.90	(1)	-8.4%
Net income - diluted	$1.67		$1.83	(1)	-8.7%
Dividends	$0.69		$0.65	(1)	6.2%
Book value	$18.67		$17.48	(1)	6.8%
Market value	$35.50		$31.53	(1)	12.6%
Market value/book value ratio	190.1%		180.4%		5.4%
* Price/earnings multiple	15.3	X	13.0	X	17.7%
* Dividend yield	2.59%		2.73%		-5.1%

Financial Ratios
* Return on average assets	1.16%		1.35%		-14.1%
* Return on average equity	12.64%		14.85%		-14.9%
Shareholders’ equity/asset ratio	8.95%		8.90%		0.6%
Dividend payout ratio	39.66%		34.21%		15.9%
Nonperforming assets/total assets	0.44%		1.08%		-59.3%
Allowance for loan loss as a % of loans	1.31%		1.42%		-7.8%
* Net charge-offs/average loans	0.47%		0.26%		80.8%
Allowance for loan loss/nonaccrual loans	283.25%		112.35%		152.1%
Allowance for loan loss/non-performing loans	234.04%		96.61%		142.3%

Financial Position at September 30,
Assets	$321,554		$298,083		7.9%
Loans	$252,512		$219,260		15.2%
Deposits	$270,067		$259,652		4.0%
Stockholders’ equity	$28,785		$26,530		8.5%

*	annualized
(1)	Adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.

Jeff - Please put brackets around negative numbers instead of - sign.

       - Don’t print leading 0 when there are no whole dollars or percentages.

October 2004

Dear Shareholders:

With the end of the third quarter of 2004, I am happy to present the results of operations of Dimeco, Inc. Compared to 2003, the Company continues to grow with deposits up 4%, loans increasing 15.2%, and total assets expanding 7.9% to close this period at over $321 million. Loan quality continues to improve with delinquency under 1% and with non-performing assets to total assets improving a significant 59.3% to end the quarter at .44%. Net income, although somewhat slower than last year’s robust pace, came in at a healthy $2.67 million.

From these profits we returned to you, our stockholders, a dividend of $.69 per share, representing a payout ratio of 39.66%. This quarter’s $.23 per share dividend is up 6.2% from that of last year. Further, you will see that shareholders’ equity has increased by 8.5% and is now up to $28.7 million. Simultaneously, it is noted that the book value of your investment has increased 6.8% per share. During this past quarter, the market price of Dimeco has vacillated in response to overall market acceptance of financial services companies. Given this market activity, your per share value has increased 12.6% over a year ago.

During the next quarter, we anticipate increased activity and revenues from our Title Insurance entity and our Investments department. Additionally, we will open our fifth community office in Dingmans Ferry, which we expect will be met with great enthusiasm.

As always, your comments and questions are welcome. We appreciate your commitment as well as your investment.

Sincerely,

Gary C. Beilman

Executive Vice President and

Chief Executive Officer